Filed pursuant to Rule 433
Issuer Free Writing Prospectus dated July 15, 2008
Relating to Preliminary Prospectus Supplement dated July 14, 2008
Registration Statement No. 333-147990
Energy Transfer Partners, L.P.
$305,737,500
7,750,000 Common Units

Issuer:	Energy Transfer Partners, L.P.

Symbol:	ETP

Size:	$305,737,500

Units sold:	7,750,000

Price to public:	$39.45 per common unit

Proceeds to ETP (before expenses):	$293,508,000

Option to purchase additional units:	1,162,500 common units

Trade date:	July 15, 2008

Closing date:	July 21, 2008

CUSIP:	29273R109

Underwriters:	Citigroup Global Markets Inc.
Wachovia Capital Markets, LLC
Credit Suisse Securities (USA) LLC
Lehman Brothers Inc.
J.P. Morgan Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
UBS Securities LLC
Deutsche Bank Securities Inc.
Morgan Keegan & Company, Inc.
Oppenheimer & Co. Inc.
RBC Capital Markets Corporation
SMH Capital Inc.
     We have been informed that, prior to purchasing the units being offered pursuant to the prospectus supplement, on July 15, 2008, one of the underwriters purchased, on behalf of the syndicate, 240,500 common units at an average purchase price of $39.6973 per common unit in stabilizing transactions.
     Energy Transfer Partners, L.P. has previously filed a registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates, which registration statement became effective on December 11, 2007. Before you invest, you should read the prospectus supplement to the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Energy Transfer Partners, L.P. and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Copies of the prospectus supplement and accompanying prospectus relating to this offering may also be obtained by contacting any of the underwriters: Citi, Brooklyn Army Terminal, Attn: Prospectus Delivery Department, 140 58th St, Brooklyn, NY, 11220, (718) 765-6732 or Wachovia Securities, 375 Park Avenue, New York, NY 10152, Attn: Equity Syndicate Department, equity.syndicate@wachovia.com or Credit Suisse Securities (USA) LLC, Attn: Prospectus Dept., One Madison Avenue, New York, NY 10010, (800) 221-1037 or Lehman Brothers Inc., c/o Broadridge Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, fax: (631) 254-7140